QuickLinks -- Click here to rapidly navigate through this document

Exhibit 3.1

ARTICLES OF INCORPORATION
OF
CRITERION VENTURES, INC.

        I, the undersigned, being a natural person more than eighteen (18) years of age, acting as incorporator of the above-named corporation (hereinafter referred to as the "Corporation") under the provisions of the Nevada Business Corporation Act, do hereby adopt the following Articles of Incorporation for such Corporation.

ARTICLE
NAME

        The name of the Corporation hereby created shall be:

Criterion Ventures, Inc.

ARTICLE II
DURATION

        The Corporation shall continue in existence perpetually unless sooner dissolved according to law.

ARTICLE III
PURPOSE

        The purposes for which the Corporation is orgainzed are:

          (a)  To acquire by purchase or otherwise, own, hold, lease, rent, mortgage or otherwise, to trade with and deal in real estate, lands and interests in lands and all other property of every kind and nature;

          (b)  To manufacture, use, work, sell and deal in chemicals, biologicals, pharmaceuticals, electronics and products of all types owned or hereafter owned by it for manufacturing, using and vending any device or devices, machine or machines or manufacturing, working or producing any or all products;

          (c)  To borrow money and to execute notes and obligations and security contracts therefor, to lend any of the monies or funds of the Corporation and to take evidence of indebtedness therefor; and to negotiate loans; to carry on a general merchantile or merchandise business and to purchase, sell and deal in such goods, supplies and merchandise of every kind and nature;

          (d)  To guarantee the payment of dividends or interest on any other contract or obligation of any corporation whenever proper or necessary for the business of the Corporation in the judgment of its directors;

          (e)  To do all and everything necessary, suitable, convenient, or proper for the accomplishment of any of the purposes or the attainment of any one or more of the objects herein enumerated or incidental to the powers therein named or which shall at any time appear conclusive or expedient for the protection or benefit of the Corporation, with all the powers hereafter conferred by the laws under which this Corporation is organized; and

          (f)    To engage in any and all other lawful purposes, activities and pursuits, whether similar or dissimilar to the foregoing, and the Corporation shall have all the powers allowed or permitted by the laws of the state of Nevada.

ARTICLE IV
CAPITAL STOCK

        The total number of shares of all classes of stock which the Corporation shall have authority to issue is 300,000,000 shares, consisting of 10,000,000 shares of preferred stock, par value $0.001 per share (hereinafter the "Preferred Stock"), and 290,000,000 shares of common stock, par value $0.001 per share (hereinafter the "Common Stock"). The Common Stock shall be nonassessable and shall not have cumulative voting rights.

          (a)    Preferred Stock.    Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors. Each series shall be distinctly designated. All shares of any one series of the Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends thereon, if any, shall be cumulative, if made cumulative. The powers, preferences and relative, participating, optional and other rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Except as hereinafter provided, the Board of Directors of this corporation is hereby expressly granted authority to fix, by resolution or resolutions adopted prior to the issuance of any shares of each particular series of Preferred Stock, the designation, powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions thereof, if any, of such series, including but without limiting the generality of the foregoing, the following:

              (i)  the distinctive designation of, and the number of shares of Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

            (ii)  the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series shall be paid, the extent of preferences or relations, if any, of such dividends to the dividends payable on any other class or classes of stock of this corporation, or on any series of Preferred Stock or of any other class or classes of stock of this corporation, and whether such dividends shall be cumulative or non-cumulative.

            (iii)  the right, if any, of the holders of shares of the series to convert the same into, or exchange the same for, shares of any other class or classes of stock of this corporation, or of any series of Preferred Stock or of any other class or classes of stock of this corporation, and the terms and conditions of such conversion or exchange;

            (iv)  whether shares of the series shall be subject to redemption, and the redemption price or prices including, without limitation, a redemption price or prices payable in shares of the Common Stock and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

            (v)  the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of this corporation;

            (vi)  the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

          (vii)  the voting power, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right to more or less than one vote per share of any or all matters voted upon by the shareholders and the right to vote, as a series by itself or together with other series of Preferred Stock as a class, upon such matters, under such circumstances and upon such conditions as the Board of Directors may fix, including, without limitation, the right, voting as a series by itself or together with other series of Preferred Stock or together with all series of Preferred Stock as a class, to elect one or more directors of this corporation in the event there shall have been a default in the payment of dividends on any one or more series of Preferred Stock or under such other circumstances and upon such condition as the Board may determine.

          (b)    Common Stock

              (i)  after the requirements with respect to preferential dividends on Preferred Stock (fixed in accordance with the provisions of subparagraph (a)(ii) of this Article, if any, shall have been met and after this corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts as sinking funds or redemption or purchase accounts (fixed in accordance with the provisions of subparagraph (a)(ii) of this Article) and subject further to any other conditions which may be fixed in accordance with the provisions of paragraph (a) of this Article, then, but not otherwise, the holders of Common Stock shall be entitled to receive such dividends, if any, as may be declared from time to time by the board of directors;

            (ii)  after distribution in full of the preferential amount (fixed in accordance with the provisions of paragraph (a) of this Article), if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up of the corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of this Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of the Common Stock held by each; and

            (iii)  no holder of any of the shares of any class or series of stock or of options, warrants or other rights to purchase share of any class or series of stock or of other securities of the Corporation shall have any pre-emptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation or any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized issue of shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the board of directors to such persons, firms, corporation or association, whether such holders or others, and upon such terms as may be deemed advisable by the board of directors in the exercise of its sole discretion.

ARTICLE V
DENIAL OF PRE-EMPTIVE RIGHTS

        No holder of any shares of the Corporation, whether now or hereafter authorzied, shall have any pre-emptive or preferential rights to acquire shares or securities of the Corporation.

ARTICLE VI
PAID IN CAPITAL

        The Corporation will not commence business until the consideration of the value of at least $1,000.00 has been received by it as consideration for the issuance of the shares.

ARTICLE VII
INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Corporation shall indemnify any and all persons who may serve or who have served at any time as directors or officers or who at the request of the Board of Directors of the Corporation, may serve or any time have served as directors or officers of another corporation in which the Corporation at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them, by reason of being or having been directors or officers of the Corporation, or of such other corporation, except in relation to matters as to which any such director or officer of the Corporation, or of such other corporation or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, by law, agreement, vote of shareholder or otherwise.

ARTICLE III
OFFICERS' AND DIRECTORS' CONTRACTS

        No contract or other transaction between this Corporation and any other firm or corporation shall be affected by the fact that a director or officer of this Corporation has an interest in, or is a director or officer of this Corporation or any other corporation. Any officer or director, individually or with others, may be a party to, or may have an interest in, any transaction of this Corporation or any transaction in which this Corporation is a party or has an interest. Each person who is now or may become an officer or director of this Corporation is hereby relieved from liability that he might otherwise obtain in the event such officer or director contracts with this Corporation for the benefit of himself or any firm or other corporation in which he may have an interest, provided such officer or director acts in good faith.

ARTICLE IX
ADOPTION AND AMENDMENT OF BY-LAWS

        The initial By Laws of the Corporation shall be adopted by its board of directors. The power to alter or amend or repeal the By-Laws or adopt new By-Laws shall be vested in the board of directors, but the holders of common stock of the Corporation may also alter, amend, or repeal the By-Laws or adopt new By-Laws. The By-Laws may contain any provisions for the regulation and management of the affairs of the Corporation not inconsistent with law or these Articles of Incorporation.

ARTICLE X
REGISTERED OFFICE AND AGENT

        The address of the initial registered office of the Corporation and its initial registered agent at such address is:

The Corporation Trust Company of Nevada
One East First Street
Reno, Nevada 89501

ARTICLE XI
DIRECTORS

        The Corporation shall not have fewer directors than the number of shareholders who own an equity interest in the Corporation. At such time as the Corporation has three (3) or more shareholders, it shall not have less than three (3) nor more than nine (9) directors. The permissible number of directors may be increased or decreased from time to time by the board of directors in accordance with ¶78.330 of the Nevada Revised Statutes or any amendment or successor statute. The original board of directors shall be comprised of one (1) person. The name and address of the person who is to serve as director until the first annual meeting of shareholders and until his successor is duly elected and shall qualify is

Scott Sharp
5744 Emigration Canyon
Salt Lake City, Utah 84108

ARTICLE XII
INCORPORATOR

        The name and address of the incorporator is:

Scott Sharp
5744 Emigration Canyon
Salt Lake City, Utah 84108

        Dated this 17th day of January, 1986.

/s/ SCOTT SHARP Scott Sharp

STATE OF UTAH	)
:ss.
County of Salt Lake	)

        I, /s/ [illegible] a notary public, hereby certify that on the 11th day of January, 1986, personally appeared before me Scott Sharp, being by me first duly sworn, who acknowledged to me that he is the person who signed the foregoing document as the incorporator and that the statements contained herein are true.

/s/ [illegible]
My commission expires: 08/13/89	N O T A R Y P U B L I C Residing in Bountiful, Utah

CERTIFICATE OF AMENDMENT TO
THE ARTICLES OF INCORPORATION OF
CRITERION VENTURES, INC.
(CHANGED HEREIN TO LARSON•DAVIS INCORPORATED)

        The following Certificate of Amendment to the articles of incorporation of the above-named corporation is adopted pursuant to the provisions of NRS 78.385 and 78.390. We, the undersigned as president and secretary of Criterion Venture, Inc. (changed herein to Larson•Davis Incorporated) (the "Company"), do hereby certify:

    That the board of directors of the Company duly adopted on October 12, 1987, in accordance with the provisions of NRS 78.315, a resolution to amend the articles of incorporation as follows:

        ARTICLE I shall be amended to read as follows:

ARTICLE I
NAME OF CORPORATION

        The name of the Corporation shall be:

Larson•Davis Incorporated

        In addition to the foregoing, the board of directors adopted a resolution to consolidate the issued and outstanding shares of common stock of the Company on the basis of 25 shares to 1, so that shareholders of the Company will receive 1 share of common stock for each 25 shares now held. Neither the par value of the common stock nor the number of authorized shares of commons tock was changed in connection with the consolidation.

        On the authorization and recommendation of the board of directors, both of the foregoing resolutions were submitted to a vote at a special meeting of the shareholders of the Company duly noticed and held October 30, 1987. The number of shares of the common stock of the Company outstanding on the record date and entitled to vote on the foregoing resolution was 81,666,664; the resolutions, including the amendment to the articles of incorporation of the Company set forth above were approved in accordance with NRS 78.325 by the affirmative vote of 55,134,660 shares of common stock with no shares voting against or abstaining. No other class of stock of the Company is outstanding or entitled to vote thereon.

        DATED this 30th day of October, 1987.

CRITERION VENTURES, INC.
By	/s/ BRIAN G. LARSON Brian G. Larson, President
By	/s/ DAN J. JOHNSON Dan J. Johnson, Secretary

STATE OF UTAH	)
:ss
COUNTY OF SALT LAKE	)

        On this 30th day of October, 1987, before me, a notary public, personally appeared Brian G. Larson and Dan J. Johnson, being by me first duly sworn, who acknowledged to me that they are the persons who executed the foregoing Certificate of Amendment to the Articles of Incorporation of Criterion Ventures, Inc.; and to the best of their knowledge, information, and belief, the statements made in the Certificate of Amendment are true.

/s/ PAULA CHAPMAN Notary Public Residing in Salt Lake County

My Commission Expires:

07/06/89

CERTIFICATE OF AMENDMENT TO
THE ARTICLES OF INCORPORATION OF
LARSON•DAVIS INCORPORATED

        Pursuant to the applicable provisions of the Corporation Laws of the state of Nevada, Larson•Davis Incorporated, a Nevada corporation (the "Corporation"), amends its articles of incorporation as set forth herein.

          (iv)  Article XI of the Articles of Incorporation shall be amended to read in its entirety as follows:

ARTICLE XI
DIRECTORS

          The governing board of the Corporation shall be known as the board of directors, and the number of directors comprising the board of directors shall be fixed from time to time by the bylaws or the board of directors of the Corporation; provided, that the number of directors shall not be less than three nor more than nine. The directors, other than those who may be elected by the holders of any class or series of Preferred Stock, shall be divided into three classes, as nearly equal as possible, with the term of office of the first class to expire at the 1989 annual meeting of shareholders, the term of office of the second class to expire at the 1990 annual meeting of shareholders, and the term of office of the third class to expire at the 1991 annual meeting of shareholders. At each annual meeting of shareholders following the 1988 annual meeting, directors elected to succeed those directors whose terms have expired, shall be elected for a term of office to expire at the third annual meeting of shareholders succeeding their election, with each director to hold office until his or her successor shall have been duly elected and qualified.

          Subject to the rights of the holders of any class or series of Preferred Stock then outstanding, vacancies in the board created by an increase in the authorized number of directors or by the death, resignation, retirement, disqualification, or removal of an existing director may only be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class of directors to which they have been elected expires, and until a successor is duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

          The provisions of this Article XI relating to the classification of the directors may not be rescinded, amended, or modified without the affirmative vote of holders of in excess of 70% of the outstanding Common Stock of the Corporation.

          (v)  A new Article XIII shall be added to the Articles of Incorporation to read in its entirety as follows:

ARTICLE XIII
LIMITATION ON LIABILITY

          A director or officer of the Corporation shall have no personal liability to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except for damages resulting from (a) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (b) the payment of dividends in violation of the provisions of section 78.300 of the Nevada Revised Statutes, as it may be amended from time to time, or any successor statute thereto.

          (vi)  Except as specifically provided herein, the provisions of the Articles of Incorporation of Larson•Davis Incorporated shall remain unamended and shall continue in full force and effect.

        (vii)  By execution of this Amendment to the Articles of Incorporation, the president and secretary of the Corporation do hereby certify that the foregoing Amendment to the Articles of Incorporation was duly adopted, authorized, and consented to in accordance with the provisions of section 78.390 of the Nevada Revised Statutes by the affirmative vote of the holders of 2,549,470 shares of common stock at a duly noticed and held annual meeting of the shareholders on November 7, 1988. No shares abstained or voted against the foregoing amendment. The shares voted in favor represent approximately 63% of the total 4,068,293 shares of common stock issued and outstanding as of October 5, 1988, the record date for the annual meeting. There are no issued and outstanding shares of any other class or series of authorized stock of the Corporation.

        DATED this 30th day of June, 1989.

LARSON•DAVIS INCORPORATED
By	/s/ BRIAN G. LARSON Brian G. Larson, President
By	/s/ DAN J. JOHNSON Dan J. Johnson, Secretary
STATE OF UTAH	)
:ss
COUNTY OF SALT LAKE	)

        On this 30th day of June, 1989, personally appeared before me Brian G. Larson and Dan J. Johnson, who being by me duly sworn did say that they are the president, and secretary, respectively, of Larson•Davis Incorporated, a Nevada corporation, that they are the persons who executed the foregoing Certificate of Amendment to the Articles of Incorporation on behalf of Larson•Davis Incorporated, and that the statements contained therein are true.

/s/ PAULA CHAPMAN Notary Public Residing in Salt Lake County
My Commission Expires: 07/06/89

LARSON•DAVIS INCORPORATED

DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
1995 SERIES PREFERRED STOCK

        Pursuant to the provisions of Nevada Revised Statutes, section 78.195, of the corporation laws of the state of Nevada, the undersigned corporation hereby adopts the following Designation of Rights, Privileges, and Preferences of 1995 Series Preferred Stock (the "Designation"):

        FIRST:    The name of the Corporation is Larson•Davis Incorporated.

        SECOND:    The following resolution establishing a series of preferred stock designated as the "1995 Series Preferred Stock" consisting of 200,000 shares, par value $0.001, was duly adopted by the board of directors of the Corporation on May 26, 1995, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of Nevada:

          RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "1995 Series Preferred Stock" consisting of 200,000 shares, par value $0.001, with the following powers, preferences, rights, qualifications, limitations, and restrictions.

        1.    Liquidation.

          1.01 In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 1995 Series Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to $2.50 per share plus all unpaid dividends, whether or not previously declared, accrued thereon to the date of final distribution. No distribution shall be made on any common stock of the Corporation, par value $0.001 (the "Common Stock"), or other subsequently authorized series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any 1995 Series Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.01.

          1.02 If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of 1995 Series Preferred Stock shall be insufficient to pay the holders of outstanding 1995 Series Preferred Stock the full amounts to which they otherwise would be entitled under subsection 1.01, the assets of the Corporation available for distribution to holders of 1995 Series Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of 1995 Series Preferred Stock held by each such holder.

        2.    Voting Rights.    The 1995 Series Preferred Stock shall be voted with the Common Stock as a single class and shall not be entitled to vote as a separate class, except to the extent that the consent of the holders of the 1995 Series Preferred Stock, voting as a class, is specifically required by the provisions of the corporation laws of the state of Nevada, as now existing or as hereafter amended. Each holder of 1995 Series Preferred Stock shall be entitled to one vote for each share of such stock held by him or her.

        3.    Dividends.

          3.01 The Corporation shall pay to the holders of the 1995 Series Preferred Stock out of the assets of the Corporation dividends at the times and in the amounts provided for in this section 3.

          3.02 The cumulative annual dividend rate for each share of 1995 Series Preferred Stock shall be $0.225, payable in monthly installments with the first such installment due payable on June 1,

  1995. All dividends shall be paid in cash. Dividends not paid when due shall cumulate but shall not bear interest.

          3.03 Any payment of dividends declared and due under this section 3 with respect to any shares of 1995 Series Preferred Stock shall be made by means of a check drawn on funds immediately available for the payment thereof to the order of the record holder of such shares at the address for such record holder shown on the stock records maintained by or for the Corporation, which check shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the Corporation on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.

          3.04 No dividend or other distribution shall be declared or paid or set apart for payment on any stock ranking, as to dividends or upon liquidation, junior to the 1995 Series Preferred Stock, including, without limitation, the shares of the Common Stock, for any period unless the holders of the 1995 Series Preferred Stock shall then have then been or contemporaneously are paid (or declared and a sum sufficient for the payment thereof set apart for such payment) all dividends for all periods terminating on or prior to the date of payment of the distribution on such junior stock.

          3.05 Registration of transfer of any shares of 1995 Series Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any accrued but unpaid dividends as of the date of transfer, whether declared or undeclared, and the Corporation shall have no further obligation to the transferor with respect to such accrued and unpaid dividends. Any shares of 1995 Series Preferred Stock represented by a new certificate issued to a new holder shall continue to accrue dividends as provided in this section 3.

        4.    Conversion.

          4.01 Each share of 1995 Series Preferred Stock is convertible into Common Stock at the times, in the manner, and subject to the conditions provided in this section 4.

          4.02 Each share of 1995 Series Preferred Stock may be converted at any time after May 31, 1995, at the election of the holder on the presentation and surrender of the certificate representing the share, duly endorsed, with written instructions specifying the number of shares of 1995 Series Preferred Stock to be converted and the name and address of the person to whom certificate(s) representing the Common Stock issuable on conversion are to be issued at the principal office of the Corporation.

          4.03 Each share of 1995 Series Preferred Stock shall be convertible into Common Stock of the Corporation at the rate of that number of shares of Common Stock that is equal to $3.00 divided by an amount equal to the average of the closing bid prices for the Common Stock for the twenty (20) consecutive trading days immediately prior to the date that the holder provides notice of such conversion to the Corporation pursuant to subsection 4.02, as reported on the Nasdaq Stock Market or, if not quoted on Nasdaq or listed on an exchange, as reported on the electronic bulletin board maintained by the NASD, or if not on the electronic bulletin board, on any other reliable medium of quotation (the "Conversion Rate").

          4.04 The Corporation covenants and agrees that:

            (a)  The shares of Common Stock issuable on any conversion of any shares of 1995 Series Preferred Stock shall have been deemed to have been issued to the person on the Conversion

    Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock.

            (b)  All shares of Common Stock which may be issued on any conversion of the 1995 Series Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

            (c)  The issuance of certificates for Common Stock on conversion of the 1995 Series Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the 1995 Series Preferred Stock and the related issuance of Common Stock or other securities.

        5.    Redemption.

          5.01 Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Corporation shall have the right to redeem shares of 1995 Series Preferred Stock on the following terms and conditions.

          5.02 Shares of the 1995 Series Preferred Stock are subject to redemption by the Corporation at any time subsequent to the six month anniversary of the effective date of a registration statement covering the resale of Common Stock issued or issuable on conversion of the 1995 Series Preferred Stock, as referred to below in section 6, pursuant to written notice of redemption given to the holders thereof not less than 30 days' prior to the redemption, specifying the date on which the 1995 Series Preferred Stock shall be redeemed (the "Redemption Date"). Subsequent to notice of redemption and prior to the Redemption Date, shares of 1995 Series Preferred Stock may still be converted to Common Stock pursuant to section 4. The Corporation may redeem a portion or all of the issued and outstanding shares of 1995 Series Preferred Stock; provided that, in the event that less than all of the outstanding shares of 1995 Series Preferred Stock are redeemed, such redemption shall be pro rata determined on the basis of the number of shares of 1995 Series Preferred Stock held by each holder reflected on the stock records and the total number of shares of 1995 Series Preferred Stock outstanding.

          5.03 The redemption price for each share of 1995 Series Preferred Stock shall be $2.50 per share plus any accrued but unpaid dividends, if applicable, on such share as of the Redemption Date (the "Redemption Price"). The Redemption Price shall be paid in cash.

          5.04 Redemption of the 1995 Series Preferred Stock shall be made in the following manner:

            (a)  The Corporation shall notify the transfer agent of the Corporation's Common Stock (the "Transfer Agent"), of its intention to redeem the 1995 Series Preferred Stock. Such notice shall include a list of all holders of 1995 Series Preferred Stock outstanding as of the most recent practicable date and a statement of the number of shares of 1995 Series Preferred Stock to be redeemed and the manner in which the Redemption Price is to be paid. At least ten days prior to the date that written notice of redemption is given to the holders of the 1995 Series Preferred Stock, the Corporation shall make appropriate arrangements with the Transfer Agent for the delivery of funds necessary to make payment of the Redemption Price for all shares of 1995 Series Preferred Stock redeemed by the Corporation.

            (b)  On the Redemption Date, all shares of 1995 Series Preferred Stock subject to redemption shall be automatically redeemed unless earlier converted pursuant to section 4. The holder of any shares of 1995 Series Preferred Stock so redeemed shall be required to tender the certificates representing such shares, duly endorsed, to the Transfer Agent in exchange for payment of the Redemption Price. On such surrender, the Transfer Agent shall cause to be issued and delivered a check with all reasonable dispatch to the holder and in such name or names as the holder may designate.

            (c)  The Transfer Agent shall periodically, but not less frequently than monthly, provide to the Corporation an accounting of the 1995 Series Preferred Stock tendered for redemption and the funds disbursed pursuant thereto. Following the expiration of a period of 120 days following the Redemption Date, the Transfer Agent shall provide to the Corporation a complete accounting of the 1995 Series Preferred Stock redeemed and a list of all shares of 1995 Series Preferred Stock remaining unconverted and not returned to the Corporation for redemption. Any certificates representing 1995 Series Preferred Stock received by the Transfer Agent subsequent to the return of funds to the Corporation will be promptly delivered to the Corporation. The Corporation shall pay all costs associated with establishing and maintaining any bank accounts for funds deposited with the Transfer Agent, including the costs of issuing any check.

        6.    Registration Rights.    The Corporation shall immediately proceed to file a registration statement with the Securities and Exchange Commission registering the resale of the Common Stock issuable or issued on conversion of the 1995 Series Preferred Stock (the "Conversion Stock") (but not the 1995 Series Preferred Stock itself) and shall thereafter diligently use its commercially reasonable best efforts to seek the effectiveness of such registration statement and to keep such registration statement effective for a period of two years. The holder shall furnish to the Corporation in writing such information, and enter into such agreements as the Corporation may reasonably request from such holder, all as may be required in connection with the registration described in this section or in compliance with applicable state securities laws. All expenses of such registration, other than commissions or fees paid on the resale of the Common Stock by the holder, shall be paid by the Corporation.

        7.    Put Rights.    In the event that the Corporation has not obtained the effectiveness of the registration statement as set forth in section 6 on or before August 30, 1995, the holder shall have the right to require the Corporation, on 30 days prior written notice to the Corporation, to purchase all, but not less than all, of the shares of the 1995 Series Preferred Stock on the terms set forth in that certain Agreement between the Corporation and Summit Enterprises, Inc., of Virginia, dated May 24, 1995.

        8.    Mandatory Conversion.    At any time subsequent to August 30, 1995, the Corporation can convert the shares of 1995 Series Preferred Stock into shares of Common Stock, at the conversion rate set forth in section 4, by providing 30 days prior written notice to the holder; provided that, the registration statement described in section 6 is current and effective both at the date of the notice and the date on which the 1995 Series Preferred Stock is converted.

        9.    Additional Provisions.

          9.01 No change in the provisions of the 1995 Series Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of 1995 Series Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of a majority of the 1995 Series Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

          9.02 The 1995 Series Preferred Stock is a "restricted security" and, consequently, will be subject to the restrictions on transfer set forth in the Securities Act and the rules and regulations promulgated thereunder. In addition, the 1995 Series Preferred Stock will be subject to restrictions on transfer under applicable state securities laws under which such securities are sold in reliance on certain exemptions or under the provisions of certain qualifications. In the event that a Holder wishes to transfer the 1995 Series Preferred Stock, such holder must establish prior to transfer, to the satisfaction of the Corporation and its counsel, that all of the requirements necessary to effect such a transfer have been satisfied. A share of 1995 Series Preferred Stock shall be transferable only on the books of the Corporation by delivery of the original certificate representing such shares duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of 1995 Series Preferred Stock so transferred to the person entitled thereto.

          9.03 The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion of any share of 1995 Series Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this subsection 7.03, be issuable on the conversion of any shares of 1995 Series Preferred Stock, the Corporation shall round the number of shares of Common Stock issuable on the conversion to the nearest whole share.

          9.04 Any notice required or permitted to be given to the holders of the 1995 Series Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepaid, to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

        IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 1995 Series Preferred Stock of the Corporation has been executed this 26th day of May, 1995.

ATTEST:		LARSON•DAVIS INCORPORATED
By	/s/ DAN J. JOHNSON Dan J. Johnson, Secretary	By	/s/ BRIAN G. LARSON Brian G. Larson, President
STATE OF UTAH	)
:ss
COUNTY OF SALT LAKE	)

        On May 26, 1995, before me, the undersigned, a notary public in and for the above county and state, personally appeared Brian G. Larson and Dan J. Johnson, who being by me duly sworn, did state, each for themselves, that he, Brian G. Larson is the president, and that he, Dan J. Johnson is the secretary of Larson•Davis Incorporated, a Nevada corporation, and that the foregoing Designation of Rights, Privileges, and Preferences of 1995 Series Preferred Stock of Larson•Davis Incorporated was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

WITNESS MY HAND AND OFFICIAL SEAL.
/s/ PAULA CHAPMAN Notary Public

LARSON•DAVIS INCORPORATED

DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF
1998 SERIES A PREFERRED STOCK

        Pursuant to the provisions of Nevada Revised Statutes, Section 78.195, of the corporation laws of the state of Nevada, the undersigned corporation hereby adopts the following Designation of Rights, Privileges, and Preferences of 1998 Series A Preferred Stock (the "Designation"):

        FIRST:    The name of the Corporation is Larson•Davis Incorporated.

        SECOND:    The following resolution establishing a series of preferred stock designated as the "1998 Series A Preferred Stock" consisting of 3,500 shares, par value $0.001, was duly adopted by the board of directors of the Corporation on February 2, 1998, in accordance with the articles of incorporation of the Corporation and the corporation laws of the state of Nevada:

          RESOLVED, there is hereby created a series of preferred stock of the Corporation to be designated as the "1998 Series A Preferred Stock" consisting of 3,500 shares, par value $0.001, with the following powers, preferences, rights, qualifications, limitations, and restrictions:

        10.    Liquidation.

          10.01  In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the holders of the 1998 Series A Preferred Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus, or earnings, an amount in cash equal to One Thousand Dollars ($1,000.00) per share plus all unpaid dividends, whether or not previously declared, accrued thereon to the date of final distribution. No distribution shall be made on any common stock of the Corporation, par value $0.001 (the "Common Stock"), or other subsequently authorized series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Corporation unless each holder of any 1998 Series A Preferred Stock shall have received all amounts to which such holder shall be entitled under this subsection 1.01.

          10.02  If on any liquidation (whether complete or partial), dissolution, or winding up of the Corporation, the assets of the Corporation available for distribution to holders of 1998 Series A Preferred Stock shall be insufficient to pay the holders of outstanding 1998 Series A Preferred Stock the full amounts to which they otherwise would be entitled under subsection 1.01, the assets of the Corporation available for distribution to holders of 1998 Series A Preferred Stock shall be distributed to them pro rata on the basis of the number of shares of 1998 Series A Preferred Stock held by each such holder.

        11.    Voting Rights.    The 1998 Series A Preferred Stock shall be voted with the Common Stock as a single class and shall not be entitled to vote as a separate class, except to the extent that the consent of the holders of the 1998 Series A Preferred Stock, voting as a class, is specifically required by the provisions of the corporation laws of the state of Nevada, as now existing or as hereafter amended. Each holder of 1998 Series A Preferred Stock shall be entitled to Two Hundred Seventy-Eight (278) votes for each share of such stock held by him or her.

        12.    Dividends.

          12.01  The Corporation shall pay to the holders of the 1998 Series A Preferred Stock, out of the assets of the Corporation, dividends at the times and in the amounts provided for in this Section 3.

          12.02  The cumulative annual dividend rate for each share of 1998 Series A Preferred Stock shall be Forty Dollars ($40.00), payable in annual installments twenty (20) days subsequent to the end of the calendar year, with the first such installment due payable on January 20, 1999. The first payment shall be pro rated based on the number of days the shares of 1998 Series A Preferred Stock were outstanding during 1998 vis-à-vis the number of days in 1998. All dividends shall be paid, at the election of the Corporation, in cash or fully registered, free-trading shares of Common Stock of the Corporation. Dividends not paid when due shall cumulate but shall not bear interest.

          12.03  Any payment of dividends declared and due under this Section 3 with respect to any shares of 1998 Series A Preferred Stock, if made in cash, shall be made by means of a check drawn on funds immediately available for the payment thereof to the order of the record holder of such shares at the address for such record holder shown on the stock records maintained by or for the Corporation, which check shall be mailed by United States first class mail, postage prepaid. Any such payment shall be deemed to have been paid by the Corporation on the date that such payment is deposited in the United States mail as provided above; provided, that in the event the check by which any payment shall be made shall prove not to be immediately collectible on the date of payment, such payment shall not be deemed to have been made until cash in the amount of such payment shall actually be received by the person entitled to receive such payment.

          12.04  Any payment of dividends declared and due under this Section 3 with respect to any shares of 1998 Series A Preferred Stock, if made in shares of Common Stock, shall be calculated based on the average closing price for the Common Stock of the Corporation for the twenty (20) trading days preceding the declaration of the dividend by the board of directors. Such stock shall be issued pursuant to a registration statement and shall not be subject to any restrictions on transfer when issued. The certificates shall be sent to the record holder at the address shown on the stock records maintained by the Corporation, United States first class mail, postage prepaid. The dividend shall be deemed to have been paid by the Corporation on the date it is deposited in the United States mail.

          12.05  No dividend or other distributions shall be declared or paid or set apart for payment on Common Stock or any subsequently authorized series of preferred stock, for any period unless the holders of the 1998 Series A Preferred Stock shall have then been or contemporaneously are paid (or declared and a sum sufficient for the payment thereof set apart for such payment) all dividends for all periods terminating on or prior to the date of payment of the distribution on the Common Stock or any subsequently authorized preferred stock.

          12.06  Registration of transfer of any shares of 1998 Series A Preferred Stock on the stock records maintained by or for the Corporation to a person other than the transferor shall constitute a transfer of any right which the transferor may have had to receive any accrued but unpaid dividends as of the date of transfer, whether declared or undeclared, and the Corporation shall have no further obligation to the transferor with respect to such accrued and unpaid dividends. Any shares of 1998 Series A Preferred Stock represented by a new certificate issued to a new holder shall continue to accrue dividends as provided in this Section 3.

        13.    Conversion.

          13.01  Each share of 1998 Series A Preferred Stock, plus accrued but unpaid dividends, is convertible into Common Stock at the times, in the manner, and subject to the conditions provided in this Section 4. On conversion, the accrued dividend shall be deemed to include a dividend for the year in which the conversion occurs, calculated by multiplying the annual dividend for such year by a fraction equal to the number of days in such year prior to the conversion notice divided by the total number of days in such year.

          13.02  Each share of 1998 Series A Preferred Stock may be converted at any time after ninety (90) days subsequent to issuance, at the election of the holder. Such conversion shall be effective when the holder shall give written notice of such election to the Corporation (which may be effected by facsimile) confirmed by delivery of the certificate representing the share, duly endorsed, by overnight courier, such delivery to be received by the Corporation within three (3) days of the notice, together with written instructions specifying the number of shares of 1998 Series A Preferred Stock to be converted and the name and address of the person to whom certificate(s) representing the Common Stock issuable on conversion are to be issued at the principal office of the Corporation. The Corporation shall, within three (3) business days of receipt of the original certificate, issue a certificate for the Common Stock issuable on such conversion and deliver it at the holder's direction. If the Corporation fails to deliver the certificate for Common Stock as required then, without limiting the holder's other rights and remedies, the Corporation shall forthwith pay to the holder an amount equal to Twenty Dollars ($20.00) for each day of delay.

          13.03  Each share of 1998 Series A Preferred Stock shall be convertible into the number of shares of Common Stock of the Corporation, calculated by dividing the sum of One Thousand Dollars ($1,000.00) plus any accrued but unpaid dividends by an amount equal to the lower of (i) Three Dollars and Sixty Cents ($3.60) or (ii) Eighty-Five Percent (85%) of the average of the closing price for the Common Stock for the ten (10) consecutive trading days immediately prior to the date that the holder provides notice of such conversion to the Corporation pursuant to subsection 4.02, as reported on the Nasdaq Stock Market or a national exchange on which the Common Stock is listed or, if not quoted on Nasdaq or listed on an exchange, as reported on the electronic bulletin board maintained by the NASD, or if not on the electronic bulletin board, on any other reliable medium of quotation (the "Conversion Rate").

          13.04  Notwithstanding the foregoing provisions of this Section 4, if at any time the conversion of a share of 1998 Series A Preferred Stock would result in the total number of shares of Common Stock issued on conversion of the 1998 Series A Preferred Stock exceeding 2,332,984 then, to the extent required by Schedule D of the NASD Bylaws to maintain the listing of the Corporation's Common Stock on the Nasdaq National Market System, such 1998 Series A Preferred Stock may not be converted unless and until the transaction has been approved by the shareholders of the Corporation. In such case, the Corporation shall use its reasonable best efforts to hold a shareholders' meeting within ninety (90) days of the notice to convert given by the affected Holder and shall submit the transaction to the shareholders at such meeting, with the recommendation of the board of directors that the transaction be approved. If the Corporation is unable to obtain the necessary shareholder approval as set forth above, it shall, within ninety (90) days of such failure, redeem the 1998 Series A Preferred Stock that is then issued and outstanding at a redemption price of One Thousand Dollars ($1,000.00) per share, plus all accrued and unpaid dividends.

          13.05  The Corporation covenants and agrees that:

            (a)  The shares of Common Stock issuable on any conversion of any shares of 1998 Series A Preferred Stock shall have been deemed to have been issued to the person on the Conversion Date, and on the Conversion Date, such person shall be deemed for all purposes to have become the record holder of such Common Stock.

            (b)  All shares of Common Stock which may be issued on any conversion of the 1998 Series A Preferred Stock will, on issuance, be fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof.

            (c)  The issuance of certificates for Common Stock on conversion of the 1998 Series A Preferred Stock shall be made without charge to the registered holder thereof for any issuance tax in respect thereof or other costs incurred by the Corporation in connection with the conversion of the 1998 Series A Preferred Stock and the related issuance of Common Stock or other securities.

        14.    Registration Rights.    The Corporation shall, on or before April 1, 1998, file a registration statement with the Securities and Exchange Commission registering the resale of the Common Stock issuable or issued on conversion of the 1998 Series A Preferred Stock (the "Conversion Stock") (but not the 1998 Series A Preferred Stock itself) and shall thereafter diligently use its commercially reasonable best efforts to seek the effectiveness of such registration statement and to keep such registration statement effective for a period of two years. The holder shall furnish to the Corporation in writing such information, and enter into such agreements as the Corporation may reasonably request from such holder, all as may be required in connection with the registration described in this Section 5 or in compliance with applicable state securities laws. All expenses of such registration, other than commissions or fees paid on the resale of the Common Stock by the holder, shall be paid by the Corporation. If such registration statement is not declared effective by the Securities and Exchange Commission on or before May 30, 1998, the annual dividend rate shall be increased to Eighty Dollars ($80.00) per share until the registration statement is declared effective. If the registration statement has not been declared effective on or before August 31, 1998, the annual dividend rate shall be One Hundred and Twenty Dollars ($120.00) per share until the registration statement is declared effective.

        15.    Mandatory Conversion.    If not earlier converted, the 1998 Series A Preferred Stock shall be automatically converted effective December 31, 1999. In the event the Corporation proposes to offer its Common Stock to the public in a registered offering at any time subsequent to February 1, 1999, it can require the conversion of the 1998 Series A Preferred Stock, at the conversion rate set forth in Section 4, by providing thirty (30) days prior written notice to the holders. Such conversion shall be deemed to have occurred as of the last day of the thirty (30) day notice period.

        16.    Antidilution Provisions.    The maximum conversion price limit of Three Dollars and Sixty Cents ($3.60) per share of Common Stock (the "Cap Rate") shall be subject to adjustment from time to time as follows:

          (a)  If the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend in shares, the Cap Rate in effect immediately prior to such record date shall be equitably adjusted, such adjustment to become effective immediately after the opening of business on the day following such record date.

          (b)  If the Corporation shall subdivide the outstanding shares of Common Stock into a greater number of shares, combine the outstanding shares of Common Stock into a smaller number of shares, or issue by reclassification any of its shares, the Cap Rate in effect immediately prior thereto shall be equitably adjusted so that the holder of 1998 Series A Preferred Stock would be entitled to receive, after the occurrence of any of the events described, the number of shares of Common Stock to which the holder would have been entitled had such 1998 Series A Preferred Stock been converted immediately prior to the occurrence of such event. Such adjustment shall become effective immediately after the opening of business on the day following the date on which such subdivision, combination, or reclassification, as the case may be, becomes effective.

          (c)  If the Corporation shall issue a security that is exercisable or convertible into shares of Common Stock at any time prior to the date that is one year form the date that the 1998 Series A Preferred Stock issued, and the maximum exercise price or conversion rate of such security is less than Three Dollars and Sixty Cents ($3.60) per share of Common Stock, the Cap Rate shall be reduced to the maximum exercise price or conversion rate of such security. The provisions of this subsection (c) shall not apply to securities granted to officers, directors, or employees of the Corporation under the terms of a Stock Option or Award Plan intended primarily to benefit employees of the Corporation.

        17.    Reservation of Common Stock.    The Corporation shall initially reserve 2,332,984 shares of Common Stock for issuance on conversion the 1998 Series A Preferred Stock. The Corporation shall at all times keep a sufficient number of shares of Common Stock reserved to permit the conversion of any

1998 Series A Preferred Stock then outstanding. The number of shares shall be equitably adjusted if the Corporation issues Common Stock as a dividend upon Common Stock or in lieu of the payment of a dividend thereon, shall subdivide the number of outstanding shares of its Common Stock into a greater number of shares or shall contract the number of outstanding shares of its Common Stock into a lesser number of shares.

        18.    Events of Default.    An "event of default" shall exist if any of the following shall occur:

          (a)  The Corporation shall breach or fail to comply with any provision hereof and such breach or failure shall continue for thirty (30) days after written notice by any Holder to the Corporation.

          (b)  A receiver, liquidator, or trustee of the Corporation or of a substantial part of its properties shall be appointed by court order and such order shall remain in effect for more than thirty (30) days; or the Corporation shall be adjudicated bankrupt or insolvent; or a substantial part of the property of the Corporation shall be sequestered by court order and such order shall remain in effect for more than thirty (30) days; or a petition to reorganize the Corporation under any bankruptcy reorganization or insolvency law shall be filed against the Corporation and shall not be dismissed within forty-five (45) days after such filing.

          (c)  The Corporation shall file a petition in voluntary bankruptcy or request reorganization under any provision of any bankruptcy, reorganization, or insolvency law, or shall consent to the filing of any petition against it under any such law.

          (d)  The Corporation shall make an assignment for the benefit of its creditors, or admit in writing its inability to pay its debts generally as they become due, or consent to the appointment of a receiver, trustee, or liquidator of the Corporation, or of all or any substantial part of its properties.

If an event of default shall occur, any Holder of shares of the 1998 Series A Preferred Stock may, in addition to such holder's other remedies, by written notice to the Corporation, require the Corporation forthwith to redeem the shares of Series A Preferred Stock held, at a redemption price equal to One Thousand Dollars ($1,000.00) per share plus all accrued but unpaid dividends. The obligation to pay the redemption price shall accrue interest, payable on demand, at eighteen percent (18%) per annum, or, if less, at the highest rate permitted by law.

        19.    Additional Provisions.

          19.01  No change in the provisions of the 1998 Series A Preferred Stock set forth in this Designation affecting any interests of the holders of any shares of 1998 Series A Preferred Stock shall be binding or effective unless such change shall have been approved or consented to by the holders of a majority of the 1998 Series A Preferred Stock in the manner provided in the corporation laws of the state of Nevada, as the same may be amended from time to time.

          19.02  The 1998 Series A Preferred Stock and the Common Stock issuable on conversion of the 1998 Series A Preferred Stock are "restricted securities" and, consequently, will be subject to the restrictions on transfer set forth in the Securities Act and the rules and regulations promulgated thereunder. In addition, the 1998 Series A Preferred Stock and the Common Stock issuable on conversion will be subject to restrictions on transfer under applicable state securities laws under which such securities are sold in reliance on certain exemptions or under the provisions of certain qualifications. In the event that a Holder wishes to transfer the 1998 Series A Preferred Stock or the Common Stock issuable on conversion, such holder must establish prior to transfer, to the satisfaction of the Corporation and its counsel, that all of the requirements necessary to effect such a transfer have been satisfied. A share of 1998 Series A Preferred Stock shall be transferable on the books of the Corporation only by delivery of the original certificate representing such shares duly endorsed by the holder or by his duly authorized attorney or representative or accompanied by proper evidence of succession, assignment, or authority to transfer. In all cases of transfer by an attorney, the original letter of attorney, duly approved, or an official copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of transfer by executors, administrators, guardians, or other legal representatives, duly authenticated evidence of their authority shall be produced and may be required to be deposited and remain with the Corporation in its discretion. On any registration or transfer, the Corporation shall deliver a new certificate representing the share of 1998 Series A Preferred Stock so transferred to the person entitled thereto.

          19.03  The Corporation shall not be required to issue any fractional shares of Common Stock on the conversion of any share of 1998 Series A Preferred Stock. If any fraction of a share of Common Stock would, except for the provisions of this subsection 7.03, be issuable on the conversion of any shares of 1998 Series A Preferred Stock, the Corporation shall round the number of shares of Common Stock issuable on the conversion to the nearest whole share.

          19.04  Any notice required or permitted to be given to the holders of the 1998 Series A Preferred Stock under this Designation shall be deemed to have been duly given if mailed by first class mail, postage prepaid, to such holders at their respective addresses appearing on the stock records maintained by or for the Corporation and shall be deemed to have been given as of the date deposited in the United States mail.

        IN WITNESS WHEREOF, the foregoing Designation of Rights, Privileges, and Preferences of 1998 Series A Preferred Stock of the Corporation has been executed this    day of February, 1998.

ATTEST:		LARSON•DAVIS INCORPORATED
By	/s/ CRAIG ALLEN Craig Allen, Secretary	By	/s/ ANDREW C. BEBBINGTON Andrew Bebbington, President
STATE OF UTAH	)
:ss.
County of Salt Lake	)

        On February 2, 1998, before me, the undersigned, a notary public in and for the above county and state, personally appeared Andrew Bebbington and Craig Allen, who being by me duly sworn, did state, each for themselves, that he, Andrew Bebbington is the president, and that he, Craig Allen is the secretary, of Larson•Davis Incorporated, a Nevada corporation, and that the foregoing Designation of Rights, Privileges, and Preferences of 1998 Series A Preferred Stock of Larson•Davis Incorporated was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

WITNESS MY HAND AND OFFICIAL SEAL
/s/ PAULA CHAPMAN Notary Public

CERTIFICATE OF AMENDMENT TO
THE ARTICLES OF INCORPORATION OF
LARSON•DAVIS INCORPORATED
(CHANGED HEREIN TO SENSAR CORPORATION)

        The following Certificate of Amendment to the articles of incorporation of the above-named corporation is adopted pursuant to the provisions of NRS 78.385 and 78.390. We, the undersigned, as president and secretary of Larson•Davis Incorporated (changed herein to Sensar Corporation) (the "Company"), do hereby certify:

  That the board of directors of the Company duly adopted on February 3, 1998, in accordance with the provisions of NRS 78.315, a resolution to amend the articles of incorporation as follows:

        ARTICLE 1 shall be amended to read as follows:

ARTICLE 1
NAME OF CORPORATION

The name of the Corporation shall be:

Sensar Corporation

        On the authorization and recommendation of the board of directors, the foregoing resolution was submitted to a vote at a special meeting of the shareholders of the Company duly noticed and held March 18, 1999. The aggregate voting power of the shares of common stock of the Company and the shares of 1998 Series A Preferred Stock of the Company, which vote as a single class outstanding on the record date and entitled to vote on the foregoing resolution was 13,929,034; the resolution to amend the articles of incorporation of the Company as set forth above, were approved in accordance with NRS 78.325 of 7,815,577.5 votes for, 77,666 votes against, and 454,950 votes abstaining. No other class of stock of the Company is outstanding or entitled to vote thereon.

        DATED this 31st day of March, 1999.

LARSON•DAVIS INCORPORATED
By	/s/ ANDREW C. BEBBINGTON Andrew C. Bebbington, President
By	/s/ NATHAN H. WEST Nathan H. West, Secretary

STATE OF UTAH	)
:ss
COUNTY OF SALT LAKE	)

        On March 31, 1999, before me, the undersigned, a notary public in and for the above county and state, personally appeared Andrew C. Bebbington and Nathan H. West, who being by me duly sworn, did state, each for themselves, that he, Andrew C. Bebbington is the president, and that he, Nathan H. West is the secretary, of Larson•Davis Incorporated, a Nevada corporation, and that the foregoing Certificate of Amendment to the Articles of Incorporation of Larson•Davis Incorporated (changed herein to Sensar Corporation) was signed on behalf of such corporation by authority of a resolution of its board of directors, and that the statements contained therein are true.

WITNESS MY HAND AND OFFICIAL SEAL
/s/ PAULA CHAPMAN Notary Public

STATE OF NEVADA
CERTIFICATE OF AMENDMENT
OF THE ARTICLES OF INCORPORATION
OF
SENSAR CORPORATION
(NAME CHANGE TO VITALSTREAM HOLDINGS, INC.)

        Sensar Corporation, a corporation organized and existing under the laws of the state of Nevada, does hereby certify:

        FIRST:    That, at a meeting of the Board of Directors, resolutions were duly adopted setting forth an amendment of the Articles of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at an annual or special meeting of shareholders or by written consent. The amendment (the "Amendment") is as follows:

  "Article I of the Articles of Incorporation of the Company is hereby amended to read in its entirety as follows:

ARTICLE I
NAME

The name of the Corporation shall be:

VitalStream Holdings, Inc."

        SECOND:    That, thereafter, the Company circulated to shareholders a written consent of shareholders approving the Amendment (the "Consent"). The number of shares of common stock eligible to vote on the Amendment was 22,232,999. Of such eligible shares, 11,863,462 signed the Consent approving the Amendment, which number is sufficient for approval and adoption of the Amendment.

        THIRD:    That the Amendment was duly adopted in accordance with the provisions of Section 78.390 of the laws of the state of Nevada.

        FOURTH:    That the rights and performances of the capital stock of said corporation shall not be altered by reason of the amendment.

        FIFTH:    That the Amendment shall be effective at 8:00 a.m., Nevada time, on July 26, 2002.

        IN WITNESS WHEREOF, Sensar Corporation (to be known as VitalStream Holdings, Inc.), has caused this certificate to be signed by Paul S. Summers, President, this 15th day of July, 2002.

By:	/s/ PAUL SUMMERS Paul S. Summers President and Chief Executive Officer

QuickLinks

  Exhibit 3.1
ARTICLES OF INCORPORATION OF CRITERION VENTURES, INC.
ARTICLE NAME
ARTICLE II DURATION
ARTICLE III PURPOSE
ARTICLE IV CAPITAL STOCK
ARTICLE V DENIAL OF PRE-EMPTIVE RIGHTS
ARTICLE VI PAID IN CAPITAL
ARTICLE VII INDEMNIFICATION OF DIRECTORS AND OFFICERS
ARTICLE III OFFICERS' AND DIRECTORS' CONTRACTS
ARTICLE IX ADOPTION AND AMENDMENT OF BY-LAWS
ARTICLE X REGISTERED OFFICE AND AGENT
ARTICLE XI DIRECTORS
ARTICLE XII INCORPORATOR
CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF CRITERION VENTURES, INC. (CHANGED HEREIN TO LARSON•DAVIS INCORPORATED)
ARTICLE I NAME OF CORPORATION
CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF LARSON•DAVIS INCORPORATED
ARTICLE XI DIRECTORS
ARTICLE XIII LIMITATION ON LIABILITY
LARSON•DAVIS INCORPORATED DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF 1995 SERIES PREFERRED STOCK
LARSON•DAVIS INCORPORATED DESIGNATION OF RIGHTS, PRIVILEGES, AND PREFERENCES OF 1998 SERIES A PREFERRED STOCK
CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF LARSON•DAVIS INCORPORATED (CHANGED HEREIN TO SENSAR CORPORATION)
ARTICLE 1 NAME OF CORPORATION
STATE OF NEVADA CERTIFICATE OF AMENDMENT OF THE ARTICLES OF INCORPORATION OF SENSAR CORPORATION (NAME CHANGE TO VITALSTREAM HOLDINGS, INC.)
ARTICLE I NAME